Exhibit 99.1

STONERIDGE REPORTS STRONG SECOND-QUARTER 2016 RESULTS

•	Reports Earnings Per Share From Continuing Operations of $0.41, an increase of $0.16 per share or 64.0% compared with 2Q15
•	Sales of $186.9 million increased by $21.6 million or 13.1% compared with 2Q15
•	Operating Income of $13.6 million increased by $6.2 million or 83.8% compared with 2Q15
•	New program sales providing expected operating margin leverage
•	Full-Year 2016 EPS Guidance revised upward

WARREN, Ohio – August 2, 2016 – Stoneridge, Inc. (NYSE: SRI) today announced financial results for the second quarter ended June 30, 2016, with sales of $186.9 million and earnings per diluted share from continuing operations attributable to Stoneridge, Inc. of $0.41, an increase of $0.16 per share or 64.0% compared with the second quarter of 2015.

Second-quarter 2016 net sales were $186.9 million, an increase of $21.6 million compared with $165.3 million for the second quarter of 2015. Second-quarter 2016 sales were negatively affected by $2.5 million primarily due to unfavorable foreign currency translation primarily in the Company’s PST segment. On a constant currency basis, second-quarter sales increased by $24.2 million, or 14.6%, compared with the second quarter of 2015 (see Exhibit 1 for reconciliation of this non-GAAP financial measure).

The Control Devices segment sales increased by $24.5 million, or 29.0%, to $108.9 million. The sales increase in the Control Devices segment in 2016 reflects sales of new programs as well as a robust North American passenger car market.

The Electronics segment sales declined by $0.1 million, or 0.2%, to $57.8 million in the second quarter of 2016, compared with the second quarter of 2015. Electronics sales primarily decreased due to lower volumes in the North American commercial vehicle market. The Electronics segment exposure to the North American commercial vehicle market dropped significantly as a result of the Wiring business divestiture in August 2014.

PST experienced a sales decrease of $2.7 million, or 11.9%, to $20.3 million, compared with the second quarter of 2015, due to unfavorable foreign currency exchange translation. On a constant currency basis, in the second quarter of 2016, the PST segment sales increased by $0.1 million, or 0.5%, compared with the second quarter of 2015 because of the continued adverse effects of the deteriorated economic conditions in Brazil which have continued (see Exhibit 1 for reconciliation of this non-GAAP financial measure). During the second quarter of 2016, the average Brazilian Real per US Dollar rate depreciated from R$3.07 per USD to R$3.50 per USD, or 14.0%, compared with the second quarter of 2015. This reduced U.S. dollar reported sales for PST by approximately $2.9 million, or 12.4%.

Earnings per diluted share attributable to Stoneridge, Inc. was $0.41 for the second quarter of 2016 compared with earnings per diluted share attributable to Stoneridge, Inc. of $0.25 for the second quarter of 2015, an improvement of $0.16 per share or 64.0%.

At June 30, 2016, Stoneridge’s consolidated cash position was $55.3 million, an increase of $0.9 million from December 31, 2015. Cash increased due primarily to profitability which was offset by capital expenditures to facilitate new business programs and seasonal working capital increases. Stoneridge’s Debt to Adjusted EBITDA from Continuing Operations ratio improved to 2.0x compared with 2.5x in the second quarter of 2015 (see Exhibit 2 for a reconciliation of this non-GAAP financial measure).

Jon DeGaynor, President and Chief Executive Officer, commented, “This quarter, Stoneridge delivered its best earnings per share performance in the past 10 years, excluding the gain associated with the PST purchase transaction in the fourth quarter of 2011. Our performance was driven by significant improvement to operating margins in the second quarter from higher sales at Control Devices, currency tailwinds and operating improvements at Electronics. We are achieving the kind of leverage on sales that we had planned for in 2016, and we continue to expect year-on-year improved performance for the balance of the year.”

DeGaynor added, “PST has endured the prolonged economic downturn that has plagued Brazil over the past three years. PST’s continued efforts to mitigate the effect of the downturn are paying off. PST improved its operating performance by $1.5 million in the second quarter of 2016, compared with the second quarter of 2015, despite a sales decrease of $2.7 million. PST generated its first operating profit in June and expects to generate an operating profit (excluding non-cash intangible amortization expense related to the purchase of PST) in the third and fourth quarters of 2016. The PST management team continues to demonstrate their agility and tenacity in the face of economic adversity.”

DeGaynor concluded, “I am very proud of the financial performance Stoneridge delivered in the second quarter. We continue to demonstrate the profitability leverage that we have projected in our 2016 guidance. We have also adjusted our 2016 earnings guidance upward (see Exhibit 3) to reflect higher profitability on a slightly lower sales expectation due primarily to PST’s sales performance. We look forward to continued strong execution for the balance of 2016.”

Conference Call on the Web

A live Internet broadcast of Stoneridge’s conference call regarding 2016 second-quarter results can be accessed at 10 a.m. Eastern time on Tuesday, August 2, 2016, at www.stoneridge.com, which will also offer a webcast replay.

About Stoneridge, Inc.

Stoneridge, Inc., headquartered in Warren, Ohio, is an independent designer and manufacturer of highly engineered electrical and electronic components, modules and systems principally for the automotive, commercial vehicle, motorcycle, agricultural and off-highway vehicle markets. Additional information about Stoneridge can be found at www.stoneridge.com.

Forward-Looking Statements

Statements in this release that are not historical fact are forward-looking statements which involve risks and uncertainties that could cause actual events or results to differ materially from those expressed or implied in this release. Things that may cause actual results to differ materially from those in the forward-looking statements include, among other factors, the loss of a major customer; a significant volume change in automotive, commercial vehicle, motorcycle, off-highway vehicle and agricultural equipment production; disruption in the OEM supply chain due to bankruptcies; a significant change in general economic conditions in any of the various countries in which the Company operates; labor disruptions at the Company’s facilities or at any of the Company’s significant customers or suppliers; the ability of the Company’s suppliers to supply the Company with parts and components at competitive prices on a timely basis; customer acceptance of new products; and the failure to achieve successful integration of any acquired company or business. In addition, this release contains time-sensitive information that reflects management’s best analysis only as of the date of this release. The Company does not undertake any obligation to publicly update or revise any forward-looking statements to reflect future events, information or circumstances that arise after the date of this release. Further information concerning issues that could materially affect financial performance related to forward-looking statements contained in this release can be found in the Company’s periodic filings with the Securities and Exchange Commission.

For more information, contact:

Kenneth A. Kure, Corporate Treasurer and Director of Finance

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three months ended		Six months ended
	June 30,		June 30,
(in thousands, except per share data)	2016	2015	2016	2015

Net sales	$186,903	$165,289	$349,519	$328,114

Costs and expenses:
Cost of goods sold	134,152	119,343	251,607	238,520
Selling, general and administrative	29,247	28,482	55,019	59,224
Design and development	9,878	10,049	20,761	19,829

Operating income	13,626	7,415	22,132	10,541

Interest expense, net	1,840	1,658	3,354	2,936
Equity in earnings of investee	(153)	(143)	(296)	(332)
Other income, net	(406)	(47)	(225)	(260)

Income before income taxes from continuing operations	12,345	5,947	19,299	8,197

Income tax expense (benefit) from continuing operations	1,350	(381)	2,195	(234)

Income from continuing operations	10,995	6,328	17,104	8,431

Income (loss) from discontinued operations	-	55	-	(113)

Net income	10,995	6,383	17,104	8,318

Net loss attributable to noncontrolling interest	(576)	(596)	(1,706)	(1,005)

Net income attributable to Stoneridge, Inc.	$11,571	$6,979	$18,810	$9,323

Earnings per share from continuing operations attributable
Stoneridge, Inc.:
Basic	$0.42	$0.26	$0.68	$0.35
Diluted	$0.41	$0.25	$0.67	$0.34

Earnings per share attributable to discontinued operations:
Basic	$0.00	$0.00	$0.00	$0.00
Diluted	$0.00	$0.00	$0.00	$0.00

Earnings per share attributable to Stoneridge, Inc.:
Basic	$0.42	$0.26	$0.68	$0.35
Diluted	$0.41	$0.25	$0.67	$0.34

Weighted-average shares outstanding:
Basic	27,791	27,308	27,733	27,227
Diluted	28,262	27,945	28,208	27,863

CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30,	December 31,
(in thousands)	2016	2015
	(Unaudited)
ASSETS

Current assets:
Cash and cash equivalents	$55,284	$54,361
Accounts receivable, less reserves of $1,592 and $1,066, respectively	125,638	94,937
Inventories, net	68,294	61,009
Prepaid expenses and other current assets	26,566	21,602
Total current assets	275,782	231,909

Long-term assets:
Property, plant and equipment, net	89,991	85,264
Intangible assets, net and goodwill	42,623	36,699
Investments and other long-term assets, net	10,803	10,380
Total long-term assets	143,417	132,343
Total assets	$419,199	$364,252

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
Current portion of debt	$13,882	$13,905
Accounts payable	73,493	55,225
Accrued expenses and other current liabilities	43,317	38,920
Total current liabilities	130,692	108,050

Long-term liabilities:
Revolving credit facility	100,000	100,000
Long-term debt, net	6,914	4,458
Deferred income taxes	43,533	41,332
Other long-term liabilities	4,163	3,983
Total long-term liabilities	154,610	149,773

Shareholders' equity:
Preferred Shares, without par value, 5,000 shares authorized, none issued	-	-
Common Shares, without par value, 60,000 shares authorized,
28,966 and 28,907 shares issued and 27,843 and 27,912 shares outstanding at
June 30, 2016 and December 31, 2015, respectively, with no stated value	-	-
Additional paid-in capital	202,283	199,254
Common Shares held in treasury, 1,123 and 995 shares at June 30, 2016 and
December 31, 2015, respectively, at cost	(5,592)	(4,208)
Accumulated deficit	(13,295)	(32,105)
Accumulated other comprehensive loss	(63,670)	(69,822)
Total Stoneridge, Inc. shareholders' equity	119,726	93,119
Noncontrolling interest	14,171	13,310
Total shareholders' equity	133,897	106,429
Total liabilities and shareholders' equity	$419,199	$364,252

CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

	Three months ended		Six months ended
	June 30,		June 30,
(in thousands)	2016	2015	2016	2015

Net income	$10,995	$6,383	$17,104	$8,318
Less: Loss attributable to noncontrolling interest	(576)	(596)	(1,706)	(1,005)
Net income attributable to Stoneridge, Inc.	11,571	6,979	18,810	9,323

Other comprehensive income (loss), net of tax attributable to
Stoneridge, Inc.:
Foreign currency translation	1,833	3,022	6,561	(11,940)
Benefit plan liability	-	-	-	(45)
Unrealized gain (loss) on derivatives	41	(728)	(409)	207
Other comprehensive income (loss), net of tax attributable to
Stoneridge, Inc.	1,874	2,294	6,152	(11,778)

Comprehensive income (loss) attributable to Stoneridge, Inc.	$13,445	$9,273	$24,962	$(2,455)

The Company has combined comprehensive income (loss) from continuing operations and comprehensive loss from discontinued operations herein.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

Six months ended June 30 (in thousands)	2016	2015

OPERATING ACTIVITIES:
Net cash provided by operating activities	$17,794	$1,632

INVESTING ACTIVITIES:
Capital expenditures	(12,006)	(15,229)
Proceeds from sale of fixed assets	354	36
Payments related to sale of Wiring business	-	(1,230)
Business acquisition and other	-	(469)
Net cash used for investing activities	(11,652)	(16,892)

FINANCING ACTIVITIES:
Proceeds from issuance of debt	11,800	12,088
Repayments of debt	(15,611)	(14,206)
Other financing costs	-	(49)
Repurchase of Common Shares to satisfy employee tax withholding	(1,384)	(1,181)
Net cash used for financing activities	(5,195)	(3,348)

Effect of exchange rate changes on cash and cash equivalents	(24)	(1,553)

Net change in cash and cash equivalents	923	(20,161)

Cash and cash equivalents at beginning of period	54,361	43,021

Cash and cash equivalents at end of period	$55,284	$22,860

The Company has combined cash flows from continuing operations and cash flows from discontinued operations within the operating, investing and financing categories.

Exhibit 1

Stoneridge, Inc.
Reconciliation of Sales to Constant Currency Adjusted Sales
Three months ended June 30, 2016 and 2015 (in thousands)
(Unaudited)

			Increase /	Percent
	2016	2015	(Decrease)	Increase

Electronics Segment Sales As Reported	$57,761	$57,895	$(134)	(0.2)%

Less: Constant Foreign Currency Translation Adjustment	(313)	-	(313)

Adjusted Electronics Segment Sales	$57,448	$57,895	$(447)	(0.8)%

PST Segment Sales As Reported	$20,253	$22,996	$(2,743)	(11.9)%

Plus: Constant Foreign Currency Translation Adjustment	2,858	-	2,858

Adjusted PST Segment Sales	$23,111	$22,996	$115	0.5%

Total Consolidated Sales As Reported	$186,903	$165,289	$21,614	13.1%

Plus: Constant Foreign Currency Translation Adjustment	2,545	-	2,545

Total Consolidated Constant Currency Adjusted Sales	$189,448	$165,289	$24,159	14.6%

Exhibit 2

Stoneridge, Inc.
Reconciliation of Net Income (Loss) to Adjusted EBITDA from Continuing Operations
Twelve months ended June 30, 2016 and 2015 (in thousands)
(Unaudited)

	2016	2015

Net income (loss)	$29,353	$(23,650)
Interest expense, net	6,783	9,814
Equity in earnings of investees	(573)	(764)
Other expense (income), net	1,863	(1,942)
Expense (benefit) for income taxes	1,882	(2,474)
Depreciation and amortization	22,029	25,329
Share-based compensation impact of CEO Retirement	-	2,225
Discontinued operations	97	9,913
Loss on early extinguishment of debt	-	10,607
PST purchase accounting and goodwill impairment	22	21,553

Adjusted EBITDA from continuing operations	$61,456	$50,611

Total Debt	$120,796	$127,632
Total Debt / Adjusted EBITDA from continuing operations	2.0x	2.5x

Exhibit 3

		March 2016	August 2, 2016
		*Guidance	*Guidance**

Sales	(in millions)	$726 - $736	$705 - $715
Gross Margin		25.5% - 28.0%	26.0% - 28.5%
Operating Margin		5.3% - 7.3%	6.0% - 7.3%
EPS/Adjusted EPS **		$1.10 - $1.30	$1.25 - $1.40
EBITDA %		8.0% - 11.0%	9.5% - 11.3%

FX Rates:

BRL/USD		3.80	3.40
MXN/USD		15.80	17.80
USD/EUR		1.10	1.12
SEK/USD		8.65	8.25

* Both guidance scenarios assume no reversal of US Deferred Tax Valuation Allowance

** August 2, 2016 Guidance uses adjusted EPS of $.31/share in 1Q16 and $.41/share as reported in 2Q16